EXHIBIT 10.2

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002
(as Amended and Restated)

PERFORMANCE AWARD AGREEMENT
200_ to 201_

You have been selected by the Compensation Committee of the Brown Shoe Company, Inc. Board of Directors (the “Committee”) to be a Participant in the Performance Award Plan under the Incentive and Stock Compensation Plan of 2002, as Amended and Restated (the “Plan”) of Brown Shoe Company, Inc. (the “Company”), as specified below:

Participant:  ____

Performance Award:
Target Award- Number of Performance Shares:  ___  shares of Company common stock
Form of Payment: [shares of Company common stock] [and/or cash equivalent value]

Target Award- Cash:  $___
   Form of Payment:  cash

Target Award:   [other]

Performance Period: the Company’s Fiscal Year [20__]

Performance Measures: As described on Attachment A

Minimum Performance Level: [metric(s) and amount]

Maximum Award Value:  [percent (in excess of 100%) of each applicable target]

Vesting: [insert date]

THIS AWARD AGREEMENT, effective ___, 20__, represents the grant of [Performance Shares (“Performance Shares”)] [and/or the Cash Award (“Cash”)] [and  [other award] as identified above (collectively, the “Award”) by the Company to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Award.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

1.    Performance Period. The Performance Performance Period shall be as specified above.

2.           Value of Award.  The Award shall represent and have a Maximum Award Value as specified above.

3.       Earning the Award; Certification of Performance and Percent Earned.  The Award shall be “earned” following the end of the Performance Period, as of the date the Committee shall determine and certify: (a) whether the Minimum Performance Level has been satisfied; (b) and if so, the percent of the Award that has been earned in accordance with the Performance Payoff Profile (on Attachment A) (the “Percent Earned”), but in no event  more than the Maximum Award Value; and (c) as to the determinations pursuant to (a) and (b), subject to the Committee’s right to exercise its discretion to reduce the Company’s level of performance based on the quality of earnings.  All calculations as to the Performance Measures shall be subject to the Committee’s right, pursuant to Section 14.2 of the Plan, to make adjustments for unusual or nonrecurring events.

4.            Vesting, Amount Payable and Payment of the Award.
(a) Unless this Award is sooner terminated in accordance with Section 5, this Award shall be vested in the Participant as of the Vesting Date and shall be payable within sixty (60) days following the Vesting Date subject to Participant’s continued employment through the date actual payment is made. If you do not meet these conditions at any time, this Award shall be forfeited.

(b) The amount payable to the Participant shall be determined by multiplying the Percent Earned by the Target Award(s) specified, and shall be paid in cash and/or shares as specified above.

(c) Unless otherwise specified above, payment of the earned Performance Share shall be made in shares of the Company's Common Stock, and payment of the earned Cash Award shall be made in cash.
5.            Termination Provisions.
(a)  If, pursuant to Section 3, the Committee certifies that the Minimum Performance Level has not been achieved, this Award shall immediately terminate and no longer be of any effect.

(b)  If a Participant retires at normal retirement date or retires at an early retirement date with the approval of the Committee (each being “Retirement”); suffers a permanent Disability; or dies prior to the Vesting Date, the Committee, in its sole discretion, may determine that the Participant (or Participant’s beneficiary in the event of death) shall be eligible for a pro-rated portion of the Amount Earned, with such proration to be based on the number of full months of continued active employment by Participant during the Performance Period as a percent of the total number of months in the Performance Period.  If the Committee does determine that this award shall be payable pursuant to the prior sentence, then payment shall be made in accordance with Section 4 [provided that if the Performance Period is completed prior to the Vesting Date, then payment in the event of Disability or death shall be made following completion of the Performance Period or such later date (prior to the Vesting Date) of Participant’s Disability or death].  In the event of participant’s Retirement, payment, if at all, shall occur only if the Committee’s determination to allow for pro-rated payment has been made prior to the date of Retirement and only if payment occurs at the time set forth in Section 4.

6.      Dividends.  The Participant shall have no right to any dividends that may be paid with respect to shares of Company stock until any such shares are vested and earned.

7.      Change in Control.  If a Participant is employed by the Company on the date of a Change in Control, subject to Article 2.7 and Article 13 of the Plan, in the event of the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Award shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control, at the target level, and shall be paid out within thirty (30) days following the effective date of the Change in Control.

8.      [for share awards only] Recapitalization.  Subject to Article 4.2 of the Plan, in the event that there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class and/or price of the Company’s Common Stock subject to this Award, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Performance Shares subject to this Award shall always be a whole number.

9.      Tax Withholding.  The Committee shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.  In satisfaction of such requirements, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from the payment of the Award: [(a) shares of Company Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction (“Withholding Amount”) with respect to the Performance Share component of the Award; and/or] (b) cash equal to the Withholding Amount on the Cash component; [or (c) in lieu of (a) and (b), cash equal to the Withholding Amount on both the Performance Share and the Cash components].  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

10.                 Clawback.  Any payouts will be subject to recovery if it is determined that the Participant personally and knowingly engaged in practices that materially contributed to the circumstances that led to the restatement of the Company’s financial statements.

11.                 Nontransferability.  This Agreement as well as the rights granted thereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.                 Administration.  This Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

13.            Miscellaneous
(a)
This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)
The Committee and/or the Company’s Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without theParticipant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply.  Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of ____, 20__.

BROWN SHOE COMPANY, INC.

By:

Participant

ATTACHMENT A
to Brown Shoe Company, Inc.
Performance Award Agreement-
for Performance Period of Fiscal Years 200    -20
1.	PERFORMANCE MEASURES
The Performance Measures for this Award shall be:  _____

2.	PERFORMANCE PAYOFF PROFILE

PROFILE – 20__ GRANT
(% OF TARGET PAID OUT)

[Payout gird to be inserted]